Exhibit 10.3

March 27, 2017

VIA HAND DELIVERY

David Zinsner
33 Erik Road
Medfield, MA 02052

Re:     Severance Agreement and Release
Dear Dave:
This letter summarizes the terms of your separation from employment with Analog Devices, Inc. (the “Company”). The purpose of this letter (also referred to as the “Agreement”) is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims, to define certain post-employment obligations, and to permit you to receive certain benefits that you otherwise would not be entitled to receive.
By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt of this document or your resignation date, whichever occurs later. Under no circumstances should you sign or return this Agreement prior to your resignation date. The Company encourages you to take advantage of this twenty-one (21) day period of time (or such longer period if your resignation date occurs later) by consulting with a lawyer, or other trusted advisor, before signing the document.
The terms of your separation are as follows:
1.Employment Status and Final Payments:
(a)    Your resignation will be effective April 1, 2017 (the “Resignation Date”). As of the Resignation Date, your salary will stop and, except as required by federal or state law, any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice (other than medical and dental insurance) will terminate. Your medical and dental insurance will continue through April 30, 2017.
(b)    You will receive a check on the Resignation Date for all earned salary or wages and for all accrued but unused vacation time.

Analog Devices, Inc. | One Technology Way | P.O. Box 9106 | Norwood, MA 02062-9106 | U.S.A | Tel: 781.329.4700

(c)    All outstanding stock options, RSUs or other equity awards that you have been granted and currently hold will be governed by and subject to the terms of the applicable plan and your specific grant documents.
2.    Consideration: In exchange for, and in consideration of, your full execution of and compliance with the terms of this Agreement, the Company agrees to pay you a pro-rated bonus under the Company’s 2017 Executive Performance Incentive Plan for the first half of fiscal 2017, based on the actual bonus, if any, you would have received had you worked through April 29, 2017. The bonus payment, less all applicable federal, state and/or local withholding and/or payroll taxes, will be paid on or about June 9, 2017.
3.    Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.
(a)    In exchange for the amounts and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of waivable claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)    This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, ordinance or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with advantageous relationships, emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)    For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Employee Retirement Income Security Act (“ERISA”), The Genetic Information Nondiscrimination Act (“GINA”), The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local discrimination and employment statutes that apply to you.
(d)    You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law.  This release of legal claims includes any wage and hour related claims  arising out of or in any way connected with your employment with the Company, including but not limited to  claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B), the Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101)  and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal  periods, interest,  attorneys’ fees, costs, expenses, liquidated damages, treble damages  or damages of any kind to the maximum extent permitted by law.
(e)    This release does not include any claim under the workers compensation or unemployment compensation statutes. Also, this release is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any similar federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Agreement you may still exercise your protected right to (i) file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state or local government entity and (ii) exercise your rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding the foregoing, you agree that (x) if you file a charge with the EEOC, the NLRB, or any other federal, state or local government entity or (y) if one of the foregoing agencies commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, individual monetary damages or other individual benefits or remedies of any sort whatsoever arising from the charge you filed or from the governmental action filed on your behalf. Please be advised that the foregoing restriction on the recovery of individual monetary damages, benefits and remedies does not apply to, and will not prevent you from recovering, any remedy, damages, award or bounty you have been awarded, are eligible to receive or seek to recover, by filing a charge with the Securities & Exchange Commission or the Occupational Safety & Health Commission or you are eligible to receive or seek to recover as a result of an investigation or enforcement action by the Securities and Exchange Commission or the Occupational Safety & Health Commission.
4.    Accord and Satisfaction: The amounts set forth above in Sections 1 and 2 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.
5.    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:
(a)    in consideration for the amounts and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;
(b)    you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;
(c)    you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;
(d)    you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and
(e)    in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.
6.    Period for Review and Consideration of Agreement:
(a)    You acknowledge that you were informed and understand that you have twenty-one (21) days (or such longer time if your Resignation Date occurs more than twenty-one (21) days after receipt of this Agreement) to review this Agreement and consider its terms before signing it (the “Review Period”).
(b)    The Review Period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.
7.    Company Files, Documents and Other Property: You agree that on or before the Resignation Date you will return all Company owned equipment, materials, confidential information and any other property. You signed an agreement as a condition of your initial hire by the Company containing confidentiality and assignment of invention obligations that is labeled either as the “Employment Agreement” or “Employee Confidentiality and Developments Agreement.” You agree to abide by the agreement that you signed and further agree that you will not use or disclose the Company’s confidential or proprietary information after the Resignation Date. Notwithstanding the foregoing, nothing in this Agreement or your “Employment Agreement” or “Employee Confidentiality and Developments Agreement” prohibits you from reporting possible violations of state or federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You are not required to notify ADI that you have made any such reports or disclosures.
You further agree that if the Company determines that you have misappropriated confidential or proprietary information, it is a material breach of this Agreement and the Company has the right to cease paying you any and all severance-related benefits, but that, nonetheless, you will remain bound by the release provisions set out in Sections 3, 4 and 5 of this Agreement.
8.    Future Conduct:
(a)    Non-disparagement: Other than as permitted in Section 3(e), you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the products, services or programs provided by the Company or under development by the Company at the time of your departure.
(b)    Confidentiality of this Agreement: Other than as permitted in Section 3(e) above, you agree that you will not disclose, divulge or publish, directly or indirectly, any information regarding the financial terms of this Agreement to any person or organization other than your immediate family, accountants, attorneys (when such disclosure is necessary for the accountants or attorneys to render professional services), the state unemployment compensation agency or in response to a lawfully issued subpoena.
9.    Restrictive Covenants:
(a)    Non-Competition: You agree that for twelve (12) months following the Resignation Date, you will not in any capacity, directly or indirectly, provide services that are competitive with or similar in function or purpose to those that you performed, supervised, or managed for the Company in the twenty-four (24) month period preceding your resignation, on your own behalf or on behalf of any other person or entity that is engaged, or is planning to become engaged, in substantially the same or similar business to that being conducted or actively and specifically planned to be conducted by the Company as of the Resignation Date. Notwithstanding the foregoing, the Company agrees that this Section 9(a) will not prevent you from working for Affirmed Networks, Inc. as President, provided that you comply with the remaining provisions of this Agreement.
(b)    Customer/Client/Vendor Non-Solicitation: You agree that for twelve (12) months following the Resignation Date, you will not, on your own behalf or on behalf of any other person or entity in any capacity, directly or indirectly solicit, induce, or attempt to solicit or induce any customer, client or vendor with whom you had significant contact with, provided services for and/or received confidential information from in the twenty-four (24) month period preceding the Resignation Date (a) to do business with you or with another person or entity, or (b) to terminate or reduce the business that the customer, client or vendor does with the Company.
(c)    Employee Non-Solicitation: You agree that for twelve (12) months following the Resignation Date, you will not, on your own behalf or on behalf of any other person or entity in any capacity, directly or indirectly solicit, induce, or attempt to solicit or induce any employee, consultant, contractor, officer, director, or other person affiliated with the Company (a) to terminate his/her employment, engagement or relationship with the Company, or (b) to join, be employed by or be otherwise affiliated with any person or entity other than the Company.
(d)    Acknowledgements:

i.	You acknowledge and agree that the benefits provided to you under this Agreement, to which you are not otherwise entitled, are good and sufficient consideration for the covenants in this Section 9.

ii.
You acknowledge and agree that the restrictions contained in this Section 9 are reasonably necessary to protect the legitimate business interests of the Company, and that these restrictions are reasonable in time and geographic scope, given that the Company conducts business throughout the United States and internationally.

iii.
You acknowledge and agree that a breach of your obligations under this Agreement will cause the Company immediate and irreparable harm, and that monetary damages would be insufficient and inadequate to remedy the harm to the Company from such breach. You therefore acknowledge and agree that the Company may seek emergency, preliminary and injunctive relief and seek specific performance to enforce this Agreement in response to any breach or threatened breach of this Agreement. Nothing in this

Agreement shall limit the Company’s rights to seek any additional relief available.

iv.
The covenants of this Section 9 are in addition to, and shall not supersede, any post-employment restrictions or covenants to which you have previously agreed. To the extent that any of the restrictions contained in this Section 9 conflict in any way with any prior restrictions or covenants, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to the Company that is enforceable under applicable law.

v.
The parties expressly agree that any of the provisions of this Section 9 may be reformed, modified, revised, edited or blue-penciled to make such provision enforceable. If any provision cannot be modified to make it enforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

10.    Representations and Governing Law:
(a)    This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter addressed in this document, except the “Employment Agreement,” the “Employee Confidentiality and Developments Agreement” and any stock award agreements between you and the Company, each of which will remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both an “Authorized Representative” of the Company and you. An Authorized Representative of the Company is defined for purposes of this Section to include the Senior Vice President of Human Resources and the General Counsel.
(b)    If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
(c)    This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of Massachusetts. Any claims or legal actions by one party against the other will be commenced and maintained in state or federal court located in Massachusetts, and you submit to the jurisdiction and venue of any such court.
(d)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.
11.    Effective Date: You may revoke this Agreement for a period of seven (7) days after signing it. This Agreement will not become effective or enforceable, and no payments or benefits will be made, until the day after the revocation period has expired without being exercised. In order to revoke the Agreement, you must submit a written notice of revocation to Jean Philibert, Senior Vice President, Worldwide Human Resources located at One Technology Way, Norwood, Massachusetts 02062. This written notice may be sent by mail, email, overnight mail or hand-delivery but must be received by Jean Philibert no later than the close of business on the seventh day.
If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me. Please remember that you are not to sign or return this Agreement prior to your Resignation Date. The Company will not accept the Agreement if it is signed or returned prior to your Resignation Date.

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Very truly yours,
Analog Devices, Inc.

By:/s/ Jean Philibert
Jean Philibert
Senior Vice President, Worldwide Human Resources

I REPRESENT THAT I HAVE READ THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.
Accepted and Agreed to:

/s/ David Zinsner
David Zinsner

Date: April 11, 2017